Exhibit 22.1

Subsidiaries of the Registrant:

1. Global Tech Health, Inc..

Nevada Corporation

511 Sixth Avenue, Suite 800

New York, NY 10011

2. TTI Strategic Acquisitions & Equity Group, Inc.

Delaware Corporation

511 Sixth Avenue, Suite 800

New York, NY 10011

3. G T International Group, Inc.

Wyoming Corporation

511 Sixth Avenue, Suite 800

New York, NY 10011

4. Bronx Family Eye Care, Inc.

New York Corporation

511 Sixth Avenue, Suite 800

New York, NY 10011